Exhibit 23.1

INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors and Stockholders
Audible, Inc.

We consent to incorporation by reference in the registration statements (No. 333-91107) on Form S-8 and (No. 333-45470) on Form S-3 of Audible, Inc. of our report dated March 26, 2002, relating to the balance sheets of Audible, Inc. as of December 31, 2000 and 2001, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Audible, Inc.

/s/ KPMG LLP

New York, New York
March 26, 2002